Exhibit 99.1
Ellington Residential Mortgage REIT Reports Fourth Quarter 2022 Results
OLD GREENWICH, Connecticut—March 6, 2023
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended December 31, 2022.
Highlights
•Net income of $11.7 million, or $0.88 per share.
•Adjusted Distributable Earnings1 ("ADE") of $3.3 million, or $0.25 per share.
•Book value of $8.40 per share as of December 31, 2022, which includes the effects of dividends of $0.24 per share for the quarter.
•Net interest margin2 of 1.37%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 6.1%3.
•Dividend yield of 12.7% based on the March 3, 2023 closing stock price of $7.54, and monthly dividend of $0.08 per common share declared on February 7, 2023.
•Debt-to-equity ratio of 7.5:1 as of December 31, 2022; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 7.6:1.
•Net mortgage assets-to-equity ratio of 6.6:14 as of December 31, 2022.
•Cash and cash equivalents of $34.8 million as of December 31, 2022, in addition to other unencumbered assets of $2.9 million.
Fourth Quarter 2022 Results
"Ellington Residential had a very strong fourth quarter, generating a non-annualized economic return of 11.1% and net income of $0.88 per share, which easily covered the dividends for the quarter," said Laurence Penn, Chief Executive Officer and President. "Driven by a more benign outlook on inflation and Fed monetary policy, Agency RMBS rebounded sharply in the fourth quarter, following three consecutive quarters of underperformance. Incrementally lower volatility and greater investor demand drove yield spreads tighter, particularly in November, and the year ended on a more positive note.
"In recent quarters, we've highlighted the disciplined approach that we're taking with portfolio turnover. With reinvestment yields increasing steadily during 2022, higher portfolio turnover would have boosted ADE in the near term, but at the potential cost of a lower book value per share. Instead, we have chosen to be selective in turning over the portions of our portfolio that we view as offering superior relative value, particularly our lower coupon pools, and have prioritized total return over short-term ADE growth. In addition, our strong liquidity position has enabled us to add pools opportunistically during certain periods of acute volatility, such as in September.
"As a result of this approach, we entered the fourth quarter with an attractive portfolio that stood toward the upper ends of our historical ranges of debt-to-equity ratios and net mortgage basis exposure. We were thus well positioned to benefit from the RMBS spread tightening during the fourth quarter, and we recouped a portion of the unrealized losses from the prior quarter. Having just bought Agency RMBS on weakness in September, the spread tightening enabled us to sell into strength in the fourth quarter, including well-timed sales of certain of our discount pools.
"Moving into 2023, these opportunistic sales have reduced our leverage significantly, and in response we are working on rotating a portion of our capital into some attractive opportunities in the non-Agency mortgage markets."
1 Adjusted Distributable Earnings is a non-GAAP financial measure. See "Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Adjusted Distributable Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 Excludes recent purchases of fixed rate Agency specified pools with no prepayment history.
4 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of December 31, 2022 the market value of the Company's mortgage-backed securities and its net short TBA position was $893.3 million and $(150.0) million, respectively, and total shareholders' equity was $112.4 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of December 31, 2022 and September 30, 2022:

	December 31, 2022					September 30, 2022
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$47,453	$45,324	$95.51	$48,899	$103.05	$78,506	$72,465	$92.31	$78,802	$100.38
20-year fixed-rate mortgages	10,812	9,691	89.63	11,508	106.44	10,979	9,612	87.55	11,700	106.57
30-year fixed-rate mortgages	841,823	781,754	92.86	849,168	100.87	879,451	800,161	90.98	891,933	101.42
ARMs	8,696	8,663	99.62	9,595	110.34	8,808	8,748	99.32	9,579	108.75
Reverse mortgages	17,506	17,852	101.98	19,659	112.30	18,044	18,385	101.89	20,058	111.16
Total Agency RMBS	926,290	863,284	93.20	938,829	101.35	995,788	909,371	91.32	1,012,072	101.64
Non-Agency RMBS(2)	16,895	12,566	74.38	12,414	73.48	10,595	7,720	72.86	7,402	69.86
Total RMBS(2)	943,185	875,850	92.86	951,243	100.85	1,006,383	917,091	91.13	1,019,474	101.30
Agency IOs	n/a	9,313	n/a	9,212	n/a	n/a	9,396	n/a	9,928	n/a
Non-Agency IOs	n/a	8,138	n/a	6,289	n/a	n/a	8,181	n/a	6,428	n/a
Total mortgage-backed securities		$893,301		$966,744			$934,668		$1,035,830
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes IOs.
The Company's Agency RMBS holdings decreased by 5% to $863.3 million as of December 31, 2022, as compared to $909.4 million as of September 30, 2022. The decrease was driven by net sales and principal repayments of $57.9 million, which exceeded net realized and unrealized gains of $11.8 million for this portfolio during the quarter. The Company’s Agency RMBS portfolio turnover was 18% for the quarter. Over the same period, the Company increased its non-Agency RMBS portfolio by $4.8 million to $12.6 million, while its holdings of interest-only securities were roughly unchanged.
The Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, decreased to 7.6:1 as of December 31, 2022, as compared to 9.1:1 as of September 30, 2022, primarily due to a decline in borrowings on the Company's smaller Agency RMBS portfolio and higher shareholders’ equity quarter over quarter. Similarly, the Company’s net mortgage assets-to-equity ratio decreased to 6.6:1 from 7.5:1 over the same period.
During the quarter, tighter Agency RMBS yield spreads and increased pay-ups drove significant net realized and unrealized gains on the Company's specified pools which, combined with net interest income, exceeded net realized and unrealized losses on the Company's interest-rate hedges.
While mortgage rates declined modestly during the fourth quarter, they remained significantly higher than in recent years. As a result, prepayment speeds declined further during the fourth quarter, and the specified pool market has continued to be focused more on extension protection and less on prepayment protection. Many of the Company's specified pools are considered to offer significant extension protection relative to their TBA counterparts. Thus, despite declining prepayment speeds, average pay-ups on the Company's existing specified pool portfolio again increased quarter over quarter, as the increase in the value of the extension protection provided by these specified pools more than offset the reduction in the value of the prepayment protection. In addition, the pools that the Company sold in the fourth quarter had lower average pay-ups than the held population. Due to the combination of these factors, overall pay-ups on the Company's specified pools increased to 1.26% as of December 31, 2022, as compared to 1.02% as of September 30, 2022.
During the quarter, the Company continued to hedge interest rate risk through the use of interest rate swaps and short positions in TBAs, U.S. Treasury securities, and futures. The Company again ended the quarter with a net short TBA position.
The Company's non-Agency RMBS portfolio and interest-only securities also generated positive results, driven by tighter yield spreads. As noted in the prior quarter, the Company expects to continue to increase its allocation to non-Agency RMBS, given current market opportunities.
The Company's net interest margin and Adjusted Distributable Earnings increased quarter over quarter, as higher asset yields were only partially offset by an increased cost of funds.

Reconciliation of Adjusted Distributable Earnings to Net Income (Loss)
The Company calculates Adjusted Distributable Earnings as net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding other income or loss items that are of a non-recurring nature. Adjusted Distributable Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Adjusted Distributable Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Adjusted Distributable Earnings is a supplemental non-GAAP financial measure. The Company believes that the presentation of Adjusted Distributable Earnings provides information useful to investors, because: (i) the Company believes that it is a useful indicator of both current and projected long-term financial performance, in that it excludes the impact of certain current-period earnings components that the Company believes are less useful in forecasting long-term performance and dividend-paying ability; (ii) the Company uses it to evaluate the effective net yield provided by its portfolio, after the effects of financial leverage; and (iii), the Company believes that presenting Adjusted Distributable Earnings assists investors in measuring and evaluating its operating performance, and comparing its operating performance to that of its residential mortgage REIT peers. Please note, however, that: (I) the Company's calculation of Adjusted Distributable Earnings may differ from the calculation of similarly titled non-GAAP financial measures by its peers, with the result that these non-GAAP financial measures might not be directly comparable; and (II) Adjusted Distributable Earnings excludes certain items, such as most realized and unrealized gains and losses, that may impact the amount of cash that is actually available for distribution.
In addition, because Adjusted Distributable Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with U.S. GAAP, it should be considered supplementary to, and not as a substitute for, net income (loss) computed in accordance with U.S. GAAP.
Furthermore, Adjusted Distributable Earnings is different than REIT taxable income. As a result, the determination of whether the Company has met the requirement to distribute at least 90% of its annual REIT taxable income (subject to certain adjustments) to its shareholders, in order to maintain qualification as a REIT, is not based on whether it distributed 90% of its Adjusted Distributable Earnings.
In setting the Company’s dividends, the Company’s Board of Trustees considers the Company’s earnings, liquidity, financial condition, REIT distribution requirements, and financial covenants, along with other factors that the Board of Trustees may deem relevant from time to time.
The following table reconciles, for the three-month periods ended December 31, 2022 and September 30, 2022, the Company's Adjusted Distributable Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable U.S. GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts and per share amounts)	December 31, 2022	September 30, 2022
Net Income (Loss)	$11,680	$(13,671)
Adjustments:
Net realized (gains) losses on securities	15,811	28,236
Change in net unrealized (gains) losses on securities	(27,120)	27,574
Net realized (gains) losses on financial derivatives	(810)	(2,355)
Change in net unrealized (gains) losses on financial derivatives	1,618	(35,825)
Net realized gains (losses) on periodic settlements of interest rate swaps	1,111	364
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	1,634	19
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	(658)	(1,381)
Subtotal	(8,414)	16,632
Adjusted Distributable Earnings	$3,266	$2,961
Weighted Average Shares Outstanding	13,287,417	13,146,727
Adjusted Distributable Earnings Per Share	$0.25	$0.23

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Tuesday, March 7, 2023, to discuss its financial results for the quarter ended December 31, 2022. To participate in the event by telephone, please dial (800) 225-9448 at least 10 minutes prior to the start time and reference the conference ID: EARNQ422. International callers should dial (203) 518-9843 and reference the same conference ID. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Tuesday, March 7, 2023, at approximately 2:00 p.m. Eastern Time through Tuesday, March 14, 2023 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 839-7408. International callers should dial (402) 220-6066. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940, and risks associated with investing in real estate assets, including changes in business conditions and the general economy such as changes to fiscal or monetary policy, heightened inflation, slower growth or recession, and currency fluctuations. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Year Ended
	December 31, 2022	September 30, 2022	December 31, 2022
(In thousands except share amounts and per share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,927	$9,457	$35,006
Interest expense	(7,477)	(4,268)	(14,820)
Total net interest income	2,450	5,189	20,186
EXPENSES
Management fees to affiliate	423	388	1,758
Professional fees	202	205	824
Compensation expense	174	183	710
Insurance expense	101	101	401
Other operating expenses	371	353	1,435
Total expenses	1,271	1,230	5,128
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(15,811)	(28,236)	(73,682)
Net realized gains (losses) on financial derivatives	810	2,355	48,996
Change in net unrealized gains (losses) on securities	27,120	(27,574)	(79,103)
Change in net unrealized gains (losses) on financial derivatives	(1,618)	35,825	58,533
Total other income (loss)	10,501	(17,630)	(45,256)
NET INCOME (LOSS)	$11,680	$(13,671)	$(30,198)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.88	$(1.04)	$(2.29)
WEIGHTED AVERAGE SHARES OUTSTANDING	13,287,417	13,146,727	13,163,106
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.24	$0.24	$1.04

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2022	September 30, 2022	December 31, 2021(1)
(In thousands except share amounts and per share amounts)
ASSETS
Cash and cash equivalents	$34,816	$25,408	$69,028
Mortgage-backed securities, at fair value	893,301	934,668	1,311,361
Other investments, at fair value	208	8,498	309
Due from brokers	18,824	48,595	88,662
Financial derivatives–assets, at fair value	68,770	71,853	6,638
Reverse repurchase agreements	499	21,774	117,505
Receivable for securities sold	33,452	73,945	—
Interest receivable	3,326	3,855	4,504
Other assets	436	638	459
Total Assets	$1,053,632	$1,189,234	$1,598,466
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$842,455	$938,046	$1,064,835
Payable for securities purchased	42,199	72,957	255,136
Due to brokers	45,666	44,115	1,959
Financial derivatives–liabilities, at fair value	3,119	4,440	1,103
U.S. Treasury securities sold short, at fair value	498	21,577	117,195
Dividend payable	1,070	1,060	1,311
Accrued expenses	1,097	1,306	1,236
Management fee payable to affiliate	423	388	581
Interest payable	4,696	2,340	885
Total Liabilities	941,223	1,086,229	1,444,241
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (13,377,840, 13,245,298 and 13,109,926 shares issued and outstanding, respectively)(2)	134	132	131
Additional paid-in-capital	240,940	240,026	238,865
Accumulated deficit	(128,665)	(137,153)	(84,771)
Total Shareholders' Equity	112,409	103,005	154,225
Total Liabilities and Shareholders' Equity	$1,053,632	$1,189,234	$1,598,466
SUPPLEMENTAL PER SHARE INFORMATION
Book Value Per Share	$8.40	$7.78	$11.76
(1)Derived from audited financial statements as of December 31, 2021.
(2)Common shares issued and outstanding at December 31, 2022, includes 120,431 common shares issued during the fourth quarter under the Company's at-the-market common share offering program.